EMPLOYMENT AGREEMENT

This is an Employment Agreement (the "Agreement") made effective as of May 1. 1995, between and among ASSEMBLY & MANUFACTURING SYSTEMS CORP. (f.k,a. AUTOMATION TOOLING SYSTEMS CORP), a California corporation having its principal place of business located at 2222 Shasta Way, Simi Valley, California 93065 ("EMPLOYER") and AMIR KHIABANI ("EMPLOYEE"),
Section 1.0 - Recitals

          l.l EMPLOYEE has rendered services to EMPLOYER over a period of many months in various capacities, e.g. just prior to the recent sale of EMPLOYER, EMPLOYEE was project manager of EMPLOYER,

           l.2 EMPLOYEE represents that he has extensive experience and comprehensive knowledge of the business of EMPLOYER, Based upon EMPLOYEE's representation regarding his experience and abilities, EMPLOYER has a compelling need for his continued association as executive, officer and director of EMPLOYER, to assure the continued association and services of EMPLOYEE, to retain and utilize his experience, skills, abilities, background and knowledge, and to facilitate long-range planning and growth of the business of EMPLOYER in an orderly and efficient manner, EMPLOYER is willing to continue to employ EMPLOYEE upon the terms and conditions set forth hereinafter,

           1.3 EMPLOYEE is willing to continue rendering services to EMPLOYER upon the terms and conditions set forth hereinafter,

           l.4 NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, the parties agree as set forth below.

Section 2.0 - Employment

           2.1 Powers and Duties, EMPLOYEE shall be employed by EMPLOYER as its Vice President of Operations, EMPLOYEE shall have powers and duties consistent with such position and shall report directly to the President of EMPLOYER,

           2.2 Term of Employment. The term of this Agreement and EMPLOYEE'S employment shall be two (2) years, unless sooner terminated as a result of the following: (i) retirement of the EMPLOYEE; (ii) death of EMPLOYEE; (iii) an Involuntary Termination pursuant to a Disabling Event under Section 6.1; (iv) an Employer Termination For Cause pursuant to
Section 6.2; (v) an Employer Termination For Cause pursuant to Section 6,3;
(vi) an Employer Termination Without Cause pursuant to Section 6.4 or
(vii) a Voluntary Termination pursuant to Section 6.5. The initial and any subsequent term of this Agreement shall be automatically renewed for a period of one year unless EMPLOYEE notifies EMPLOYER, or EMPLOYER notifies EMPLOYEE, in writing at least 30 days prior to expiration of the then current term of this Agreement that the Agreement shall not be renewed,

           2.3 Time to be Devoted to Employment. Except for annual vacations taken pursuant to Section 4.1, during the employment term the EMPLOYEE shall devote his full time and energy to the business of EMPLOYER. EMPLOYEE shall not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors of EMPLOYER, conflicts with the duties of the EMPLOYEE hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that EMPLOYEE may, without violating the provisions of this Section 2.3 own less than 5% of the outstanding capital stock of a company whose shares are actively traded on a public securities exchange or a public over-the-counter market,

Section 3.0 - Compensation of the EMPLOYEE

          3.1 Annual Salary. As compensation for the services to be performed hereunder, the EMPLOYEE shall receive a salary at the rate of Eighty-Nine Thousand Five Hundred Dollars ($89,500,00) per annum, payable in equal weekly installments ("Regular Compensation") which shall be adjusted semi-annually for any change upward from the preceding semi-annual period in the cost-of-living index for the Los Angeles/Long Beach region as compiled by the United States Department of Labor (the "semi-annual COLA"),

          3.2 Salary Continuation During Disability. If the EMPLOYEE for any reason whatsoever suffers a Disabling Event (defined in Section 6.1) during the term of his employment, EMPLOYER agrees that, if the EMPLOYEE is involuntarily terminated pursuant to Section 6.1. it will pay the EMPLOYEE an amount equal to seventy percent (70%) of the Regular Compensation he is receiving at the time of occurrence of the Disabling Event, payable as set forth above. Such payment shall be increased semi-annually by COLA and shall continue for so long as EMPLOYEE is disabled and thereafter until the earlier of the following events occurs: (i) EMPLOYEE is rehired by EMPLOYER for a salary and executive position at least equal to his executive position nd his Regular Compensation at the time of occurrence of the Disabling Event plus accrued semi-annual COLA, or (ii) the second anniversary date of the Disabling Event,

          3.3 Tax Withholding. EMPLOYER shall have the right to deduct or withhold, from any amounts of money due the EMPLOYEE and/or his spouse, any and all sums required for federal income and Social Security taxes, together with all state and local taxes now applicable or that may be enacted and become applicable in the future.

          3.4  Incentive Compensation.

               3.4.1 In addition to Regular Compensation, EMPLOYEE shall be entitled to incentive compensation ("Incentive Compensation") from EMPLOYER, payable in a lump sum on or before thirty days (30) following each anniversary date of this Agreement, including its expiration date. EMPLOYER'S obligation to pay Incentive Compensation shall survive expiration of this Agreement,
               3.4.2 The amount of Incentive Compensation payable to EMPLOYEE shall be based on the following percentages of the Pretax Earnings (defined below) of EMPLOYER, determined as of each anniversary date of this Agreement, for the immediately preceding 12-month period:

                    3.4.2.1 If Pretax Earnings for the applicable 12-month period equal or exceed the Projected Pretax Earnings (defined below) for such 12-month period, EMPLOYEE shall receive Incentive Compensation equal to 20% of EMPLOYEE'S then current annual Regular Compensation, payable as aforesaid.
                    3.4.2.2 If Pretax Earnings for the applicable 12-month period exceed the Projected Pretax Earnings (defined below) for such 12-month period by 20% or more, EMPLOYEE shall receive additional Incentive
Compensation [in addition to the Incentive Compensation payable under
Section 3, 4, 2.1 above)] equal to 20% of EMPLOYEE'S then current annual Regular Compensation, payable as aforesaid,
               3.4.3 "Pretax Earnings" means the pretax earnings of the EMPLOYER in whatever form the businesses of EMPLOYER may be conducted (including, without limitation, as a subsidiary or subsidiaries, as a division or divisions, or as part of a subsidiary or division of any current or future parent of EMPLOYER, or any subsidiary or affiliate thereof (collectively, "Parent Company")], determined in accordance with generally accepted accounting principles, consistently applied, except that solely for the purpose of such definition (i) no deduction shall be made for federal, state or local income or excise taxes; (ii) no deduction shall be made for Parent Company head office or corporate charges, other than charges for specific necessary services supplied at fair market value; (iii) no deduction shall be made for amortization of goodwill; (iv) no deduction for interest on funds advanced by the Parent Company shall be made for any fiscal period, other than interest (at not greater than the then fair market rate) on funds advanced by the Parent Company at the request of EMPLOYEE for operating capital; (v) a net loss incurred for any fiscal period shall not be carried back to offset earnings for any prior fiscal period, but it shall be carried forward to offset pretax earnings for subsequent fiscal periods until such net loss is depleted; (vi) no deduction shall be made for management fees paid by EMPLOYER to the Parent Company, provided that this clause shall not be deemed to prevent the deduction of head office or corporate charges subject to the limitation specified in clause (ii); and (vii) no deduction shall be made for any dividend or redemption payments.

             3.4.4      "Projected Pretax Earnings" means the Pretax
Earnings projected in a EMPLOYER budget approved by the President of EMPLOYER,

             3.4.5 Past due Incentive Compensation shall earn interest at the rate of 10% per annum, compounded daily, until paid.

Section 4.0 - Employee Benefits

          4.1 Annual Vacation. EMPLOYEE shall be entitled to three (3) weeks vacation time each year without loss of compensation. If EMPLOYEE is unable for any reason to take the total amount of vacation time authorized herein during any year, he may elect to do either or both of the following:
(i) accrue the unused time and add it to vacation time for the following year provided the number of vacation days accrued may not result in EMPLOYEE being entitled to more than four (4) weeks vacation time for that following year and/or (ii) receive a cash payment for all or such part thereof not accrued as aforesaid in an amount equal to the amount of Regular Compensation attributable to that period of time. If EMPLOYEE fails to make an election by notice to EMPLOYER prior to the end of such following year, he shall be deemed to have elected a cash payment as provided in clause (ii) above for all unused time, and EMPLOYER shall deliver the payment to EMPLOYEE within thirty (30) days following the end of such following year.

          4.2    Automobile Allowance.   Within ten (10) days following the
beginning of each month during the, term of this is Agreement, EMPLOYER shall pay EMPLOYEE the sum of Five Hundred Dollars ($500,00) as an automobile allowance, Such sum shall be increased within thirty (30) days following the January 1 of each fourth calendar year during the term of EMPLOYEE'S employment to reflect the semi-annual COLA,

          4.3 Contributory Savings Plan. EMPLOYEE shall continue to be entitled to be a participant in any EMPLOYER savings plan established under
Section 4.01(k) of the Internal Revenue Code.

          4.4 Medical, Etc., Insurance Coverage. EMPLOYER agrees to include EMPLOYEE, and those of his children who qualify as EMPLOYEE'S dependents under Section 152 of the Internal Revenue Code, in the coverage of all of EMPLOYER'S medical, hospital, surgical, dental and other group health and accident insurance plan(s).

          4.5 Death Benefits. If EMPLOYEE should die during the employment term, EMPLOYER agrees to pay the premiums upon the health and dental insurance of EMPLOYER to which EMPLOYEE'S dependents are then entitled to subscribe under the Consolidated omnibus Reconciliation Act of 1986 ("Cobra"); such premium payments by EMPLOYER shall continue for the extension period of thirty-six (36) months following the death of EMPLOYEE.

          4.6 Key-Man Insurance. EMPLOYER may, at its election and for their benefit, purchase "key-man" insurance insuring the EMPLOYEE against accidental loss or death, EMPLOYEE shall submit to such physical examination and supply such information as may be required in connection therewith.

          4.7  Miscellaneous.

          4.7.1 It is understood and agreed that the services required by EMPLOYER will require EMPLOYEE to incur entertainment expenses during the employment term on behalf of EMPLOYER, EMPLOYER shall make available to EMPLOYEE sufficient funds for this purpose at such times as EMPLOYEE shall request, in each instance, EMPLOYEE shall furnish to EMPLOYER adequate records and other documentary evidence required by federal and state (or their equivalents) statutes and regulations for the substantiation of each such expenditure as an income tax deduction,

         4.7.2 During the employment term EMPLOYER shall pay all reasonable dues and fees necessary to maintain EMPLOYEE'S membership in such professional organizations as EMPLOYEE may reasonably select.

        4.7.3 In addition to the foregoing specifically provided benefits, EMPLOYEE shall be entitled to and shall receive during the employment term all other benefits and conditions of employment generally available to full-time salaried employees of EMPLOYER,

 Section 5.0 - Business Expenses

           5.1  Reimbursement of other business Expenses.

           5.1.1 EMPLOYER shall promptly reimburse EMPLOYEE for all other reasonable business expenditures incurred by the EMPLOYEE in connection with the business of the EMPLOYERS,

           5.1.2 Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of the applicable

EMPLOYER. Section 6.0 - Termination of the Agreement

          6.1 Involuntary Termination. If EMPLOYEE for any reason whatsoever becomes permanently incapacitated or disabled so that he is mentally or physically incapable of performing the duties prescribed herein for a period of (i) three (3) months or longer (defined as a "Disabling Event"), EMPLOYER may, at that time or at any time thereafter, at its option, terminate the employment of EMPLOYEE under this Agreement immediately upon giving him notice to that effect (such termination and a termination by operation of clause (ii) of Section 2.2. being hereinafter called "Involuntary Termination"). An Involuntary Termination under this
Section 6.1 (for a Disabling Event) shall be subject to the provisions of
Section 3.2.

          6.2 EMPLOYER Termination for Cause. EMPLOYER may terminate the employment of EMPLOYEE hereunder at any time during the employment term for "cause" (such termination being herein called a "EMPLOYER Termination for Cause") by giving EMPLOYEE written notice of such termination specifying the grounds upon which EMPLOYER seeks to terminate the employment of EMPLOYEE. Such termination shall be effective no sooner than sixty (60) days after delivery of the aforesaid notice to EMPLOYEE provided, however, that EMPLOYER may relieve EMPLOYEE from the obligation to perform his duties during such sixty (60) days after delivery of the notice, for the purposes of this Section 6.2, "cause" means (i) EMPLOYEE'S willful and substantial misconduct with respect to the business and affairs of EMPLOYER; (ii) the commission by EMPLOYEE of embezzlement, fraud, or other like crime involving money or other property of EMPLOYER; or (iii) EMPLOYEE'S material breach of an expressly stated material obligation under this Agreement; and (iv) EMPLOYEE'S failure to cure the same to EMPLOYER'S reasonable satisfaction within sixty (60) days after receiving the aforesaid notice from EMPLOYER,

           6.3 EMPLOYEE Termination For Cause. EMPLOYEE may terminate this Agreement at any time during the employment term for "cause" (such termination being herein called an "EMPLOYEE Termination for Cause") by giving EMPLOYER notice of such termination which shall be effective no sooner than sixty (60) days after delivery of the notice to EMPLOYER provided, however, that EMPLOYER may relieve EMPLOYEE from the obligation to perform his duties during such sixty (60) days after delivery of the notice, for the purposes of this Section 6.3, "cause" means material breach by EMPLOYER of one or more of its obligations under this Agreement,

           6.4 EMPLOYER Termination Without Cause EMPLOYER may terminate the employment of EMPLOYEE hereunder at any time during the employment term without "cause" (such termination being herein called an "EMPLOYER Termination Without Cause") by giving EMPLOYEE notice of such termination which shall be effective immediately upon delivery of the notice to EMPLOYEE,

          6.5 Voluntary Termination. Any termination of the employment of EMPLOYEE otherwise than as a result of an Involuntary Termination, an EMPLOYER Termination For Cause, an EMPLOYER Termination Without Cause or an EMPLOYEE Termination For Cause shall be deemed to be a "Voluntary Termination", A Voluntary Termination shall be effective as specified in a written notice of termination provided, however, that EMPLOYER may relieve EMPLOYEE of the obligation to perform his duties after the delivery of the written notice of termination.

           6.6  Effect of Termination of EMPLOYEE'S Employment.

                6.6.1 Upon the termination of EMPLOYEE'S employment hereunder pursuant to a Voluntary Termination or an EMPLOYER Termination For Cause, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against any of EMPLOYER except to receive promptly upon such termination: (i) any unpaid portion of EMPLOYEE'S Regular Compensation provided for in Section 3.1 and Incentive Compensation provided for in
Section 3.4 computed on a pro rata basis to the date of termination; (ii) reimbursement for any expenses for which EMPLOYEE is entitled to reimbursement under this Agreement and for which he shall not have received payment; (iii) payment for any unused annual vacation time for which EMPLOYEE has not been compensated as of the date of termination; (iv) all employee benefits vested in EMPLOYEE and/or his dependents, including, without limitation, the benefits specified in Section 7.1 and (v) in the case of an EMPLOYER Termination for Cause only, payment of an amount equal to the lesser of (x) three (3) months' of EMPLOYEE'S Regular Compensation or (y) Employee's Regular Compensation for the remainder of the term of the Agreement, in each case computed at the rate in effect on the date of such termination and in each case payable in equal weekly installments.

                6.6.2 Upon the termination of EMPLOYEE'S employment hereunder pursuant to an Involuntary Termination, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against EMPLOYER except to receive promptly upon such termination: (i) payments and benefits specified in Sections 6.6.1 and 7.1; (ii) if such Involuntary Termination is due to a Disabling Event, payments pursuant to Section 3.2; and (iii) if such Involuntary Termination is due to the death of EMPLOYEE, payment of all death benefits provided under Section 4.5.

                6.6.3 Upon the termination of EMPLOYEE'S employment under this Agreement pursuant to an EMPLOYER Termination Without Cause or an EMPLOYEE Termination For Cause, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against EMPLOYER except to receive promptly upon such termination: (i) payments and benefits specified in Sections 6.6.1 and 7.2; (ii) payment of an amount equal to the greater of
(x) three (3) months of EMPLOYEE'S Regular Compensation or (y) Employee's Regular compensation for the remainder of the term of the Agreement, in each case computed at the rate in effect on the date of such termination and in each case payable in equal weekly installments; and (iii) payment of the premium payments due upon the health and dental insurance for the entire period to which EMPLOYEE is entitled to subscribe under Cobra as a result of such termination; and (iv) transfer without charge to EMPLOYEE of the entire interest, if any, which EMPLOYEE does not own on the date of such termination in the life insurance policy, if any, on the EMPLOYEE's life provided for in Section 4.6.

Section 7.0 - Stock Bonus Plan

           7.1  Restricted Stock Option.

           7.1.1 EMPLOYER hereby grants EMPLOYEE the option to purchase shares of its common stock, exercisable on and after each anniversary date of this Agreement and any extensions thereof (each such anniversary date being hereinafter referred to as "Exercise Date"), at a price equal to 75% of its fair market value on the Exercise Date ("Option").

               7.1.2 The number of shares subject to the Option on each Exercise Date shall be determined by dividing 40% of EMPLOYEE'S regular compensation on the applicable Exercise Date by the exercise price. For example, if the EMPLOYEE'S Regular Compensation is $100,000 per annum on the first anniversary date of this Agreement (i.e., the first Exercise Date), the number of shares subject to the option vesting on such anniversary date would determined by dividing 40,000 (40% of $100,000) by the then fair market per share value of EMPLOYER'S shares. If the fair market value is $1,00 per share, the maximum number of shares subject to such option would be 40,000 shares.

               7.1.3 The Option shall be exercisable as to the shares optioned on the applicable Exercise Date for a period of ten (10) years following such Exercise Date.

               7.1.4 If EMPLOYEE'S employment by EMPLOYERS is terminated for any reason, only that portion of the option exercisable at the time of such termination of employment may thereafter be exercised by EMPLOYEE or, in the case of termination by EMPLOYEE'S death, by EMPLOYEE'S legal representative(s).

               7.1.5 This Option is not intended to be and shall not be treated as an incentive stock option under Section 4.2.2 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of a corporate officer of EMPLOYER and EMPLOYEE.

               /s/ Dominick Savo
               ______________________________
               EMPLOYER Signature

               /s/ Amir Khiabani
               _________________________________
               EMPLOYEE Signature

If the parties elect to treat the option as an incentive stock option under
Section 4.2.2 as herein provided, the Option shall be subject to, and EMPLOYER and EMPLOYEE agree to be bound by, all of the terms and conditions of EMPLOYER'S stock option plan to which this Option shall be subject, as the same may be amended from time to time in accordance with the terms thereof, provided no such amendment shall deprive EMPLOYEE of this Option or any of his rights hereunder.

               7.1.6 EMPLOYEE may not transfer this Option except by will or the laws of descent and distribution, This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the EMPLOYEE'S lifetime only by EMPLOYEE or his guardian or legal representative.

          7.2 Merger. If EMPLOYER merges with another company, EMPLOYEE will have the option to purchase shares of the new company on the same basis. These shares will be made available through Bently Finance Corporation, a Delaware corporation.

8.0  General Provisions

          8.1 Notices. Notices and other communications among the parties shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

          If to the EMPLOYEE:

          Mr. Amir Khiabani
          2500 Ashmore Circle, #26
          Thousand Oaks, California 91362


          If to EMPLOYER

          2222 Shasta Way,
          Simi Valley, California 93065
          Attention:     Mr. Dominick Savo President


All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section 8.1 or in accordance with the latest unrevoked direction from such party.

          8.2 Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, representatives, assigns and successors of the parties.

          8.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, USA.

          8.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party(s) must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party(s).

          8.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.6 EMPLOYEE Liability to EMPLOYER. EMPLOYEE shall not be liable to EMPLOYER for any action taken or omitted to be taken by him except in the case of his own failure to exercise the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of a company with similar purposes.

           8.7 Indemnification of the EMPLOYEE To the extent not expressly prohibited by applicable law, and regardless of whether or not EMPLOYEE succeeds on the merits of any litigation, EMPLOYER, jointly and severally, shall defend, indemnify and hold harmless EMPLOYEE from any and all costs, expenses, damages, claims, liabilities and judgments (including the reasonable costs of the defense of any claim or action and any sums which may be paid with the consent of EMPLOYER in settlement thereof) which may be incurred by or awarded against EMPLOYEE, by reason of any action taken or omitted to be taken on behalf of EMPLOYER or in furtherance of its interests, EMPLOYEE shall not be entitled to claim any indemnity or reimbursement under this Section 8.7 to the extent the same is in respect of any cost, expense, damage or claim that may be incurred by EMPLOYEE which results from the failure of EMPLOYEE to act in accordance with the provisions of this Agreement and the "prudent man" standard of care set forth in Section 8.6. To the extent permitted by applicable law, EMPLOYERS shall make prompt payment of litigation expenses at the request of EMPLOYEE in advance of payment of indemnification. In defending any appeal by EMPLOYEE of a determination that EMPLOYEE has not met the requisite standard of conduct required for indemnification under this Section 8.7. EMPLOYER shall be required to prove under applicable standards of proof that EMPLOYEE has not met such standard of conduct in order to prevail.

           8.9  Assignment.   This Agreement is personal in its nature and
no party shall, without the consent of all the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon (i) each successor of any of the corporate parties, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise and
(ii) the heirs and legal representatives of EMPLOYEE.

           8.10 Section Headings and Cross-References. The section headings contained in this Agreement are for convenience only and will not be construed as part of this Agreement, Cross-references to section numbers in this Agreement shall be construed to refer only to the sections of this Agreement and not to the sections of any exhibit incorporated into or referred to herein, unless expressly indicated otherwise.

           8.11 Amendments. No amendments or additions to this Agreement shall be binding unless reduced to writing and signed by all the parties, except as otherwise may be specifically provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


               "EMPLOYER"

               ASSEMBLY AND MANUFACTURING SYSTEMS CORP.

                      /s/
               ____________________________
               Dominick Savo, President

               EMPLOYEE

                     /s/
               __________________________
               Amir Khiabani


                               Exhibit 4.24